State of Delaware
Secretary of State
Division of Corporations
Delivered 06:35 PM 12/18/2007
FILED 06:29 PM 12/18/2007
SRV 071338589 - 3433903 FILE

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

REED'S, INC.

Reed's Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following Certificate of Amendment to the Certificate of Incorporation (the "Amendment") of the Corporation has been duly adopted by its Board of Directors and stockholders, in accordance with the Delaware General Corporation Law (the "DGCL"), as set forth below:

1. The Amendment was duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors on October 8, 2007, setting forth the then proposed Amendment, declaring the advisability thereof, and calling for a meeting of the stockholders of the Corporation for consideration thereof, as set forth below.

2. Thereafter, at the annual meeting of stockholders of the Corporation duly called and held on November 19, 2007, the stockholders of record of the issued and outstanding capital stock of the Corporation at such meeting adopted the proposed Amendment by the vote of in excess of 50% of the issued and outstanding shares of each class of the Corporation's capital stock entitled to vote thereon. The number of shares voted for the Amendment was sufficient for approval.

3. The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. The resolution by which the Corporation's directors and stockholders adopted the Amendment, as set forth above, provides that ARTICLE IV of the Corporation's Certificate of Incorporation, as amended to date, be amended to provide in its entirety as follows:

ARTICLE IV

1. This Corporation is authorized to issue 20,000,000 shares of its Capital Stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

2. The total number of shares of Common Stock which this Corporation is authorized to issue is 19,500,000, with a par value of $.0001 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 500,000, with a par value of $10.00 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the

issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rate, voting rights, rights and terms of redemptions (including sinking fund provisions), the redemption price of prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its President and Chief Executive Officer as of December 3, 2007.

REED'S, INC.

By: ______________________
Name: Christopher J. Reed
Title: President and Chief Executive Officer

089295, 000001, 101909818.2

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "REED'S, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2007, AT 6:29 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3433903 8100

071338589

AUTHENTICATION: 6253592

DATE: 12-19-07